Exhibit 99.1

 Chiron Reports First-Quarter 2005 Pro-Forma Earnings of 4 Cents Per Share, GAAP Loss of 5 Cents Per Share; Chiron Expects 2005 Pro-Forma
  EPS to Be Between $1.40 and $1.50 Per Share, 2005 GAAP EPS Between
                      $1.06 and $1.16 Per Share

    EMERYVILLE, Calif.--(BUSINESS WIRE)--April 27, 2005--Chiron
Corporation (Nasdaq:CHIR) today reported financial results for the first quarter of 2005 and issued financial guidance for the year 2005.

    HIGHLIGHTS

    -- Chiron reported pro-forma income from continuing operations of $0.04 per share for the first quarter of 2005 and a GAAP loss from continuing operations of $0.05 per share for the first quarter of 2005.

    -- Chiron has the capacity to produce between 25 million and 30 million FLUVIRIN(R) influenza virus vaccine doses for the 2005-2006 influenza season. This range is based on current production estimates and assumes that Chiron's remediation efforts, as reviewed by the UK and U.S. regulatory authorities, are successfully completed and there are no further manufacturing or regulatory adverse developments.

    -- Chiron expects 2005 income from continuing operations to be between $1.40 and $1.50 per share on a pro-forma basis and between $1.06 and $1.16 per share on a GAAP basis.

    Chiron reported pro-forma income from continuing operations of $7 million, or $0.04 per share, for the first quarter of 2005, compared to $43 million, or $0.22 per share, for the first quarter of 2004. On a GAAP basis, Chiron reported a loss from continuing operations of $9 million, or a loss of $0.05 per share, for the first quarter of 2005, compared to income from continuing operations of $27 million, or $0.14 per share, for the first quarter of 2004.
    The costs associated with remediation of Chiron's Liverpool manufacturing facility, which produces FLUVIRIN vaccine, had a material impact on the financial results for the first quarter of 2005. Chiron incurred FLUVIRIN vaccine remediation costs of $16 million, legal costs associated with the FLUVIRIN vaccine-related developments of $10 million, and incremental idle facility costs over the first quarter of 2004 of $13 million as a result of no FLUVIRIN vaccine production in the Liverpool facility in the first quarter of 2005. Chiron expects additional costs for the FLUVIRIN remediation and related legal costs to continue in successive quarters in 2005. Foreign exchange rates resulted in an approximate $0.01 decrease in pro-forma earnings per share and an approximate $0.01 increase in GAAP loss per share for the first quarter of 2005.
    Chiron previously announced that on March 2, 2005, the UK Medicines and Healthcare products Regulatory Agency (MHRA) lifted the license suspension for Chiron's Liverpool manufacturing facility. The MHRA's decision is conditioned on Chiron's continued commitment to improvements. Chiron is providing the MHRA with regular weekly updates regarding its progress on various projects, and the MHRA may conduct further inspections. Chiron expects that the U.S. Food and Drug Administration (FDA) will conduct an inspection sometime between mid-June and mid-July 2005 to determine whether deficiencies noted in its warning letter from December 2004 have been resolved. If Chiron fails to adequately address the matters discussed in the warning letter, the FDA may take further action that could reduce Chiron's ability to market FLUVIRIN vaccine.
    "We are pleased with the progress we have made towards supplying flu vaccine to the United States for the upcoming season. While there are still hurdles ahead, we currently project that we have the capacity to produce 25 to 30 million doses of FLUVIRIN vaccine, and our discussion with the distribution network provides us with reassurance that there is a solid demand for our currently projected production. We are grateful for the guidance we have received from the regulatory agencies as we continue with our remediation with vigor and commitment," said Howard Pien, chief executive officer of Chiron.
    "Besides FLUVIRIN vaccine, Chiron has established a number of goals and milestones, which include pipeline advances, regulatory filings, and commercialization. Chiron is committed to executing on these milestones that will drive growth in the near term while investing in opportunities that will generate value over the longer-term horizon."
    Chiron management uses pro-forma financial statements to gain an understanding of the company's operating performance on a comparative basis. Pro-forma amounts exclude special items relating to certain acquisitions, which may not be indicative of the company's trends or potential future performance. Please refer to the tables at the end of this press release, which are also located at www.chiron.com, for more detail on these items and a reconciliation of the pro-forma information to GAAP financial information. All references to per-share amounts are per diluted share.

    Guidance

    Chiron expects 2005 pro-forma earnings per share from continuing operations to be between $1.40 and $1.50 and GAAP earnings per share from continuing operations to be between $1.06 and $1.16. Pro-forma guidance excludes amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals, totaling approximately $0.34 per share.
    In 2005, Chiron expects product sales to be around $1.6 billion and revenues to be around $2.0 billion.
    Chiron has the capacity to produce between 25 million and 30 million doses of FLUVIRIN(R) influenza virus vaccine in the 2005-2006 influenza season. This range is based on current production estimates and assumes that Chiron's remediation efforts, as reviewed by the UK and U.S. regulatory authorities, are successfully completed and there are no further manufacturing or regulatory adverse developments.
    Blood Testing revenues are expected to grow by a high single-digit percent growth rate for 2005 over 2004. Blood Testing nucleic acid testing (NAT) product sales are expected to grow by a mid-teen percent growth rate for 2005, primarily as a result of geographic expansion and conversion to the PROCLEIX(R) ULTRIO(TM) Assay and the PROCLEIX(R) TIGRIS(R) System outside of the United States. Vaccines revenues are expected to grow by around 50 percent with the return of FLUVIRIN vaccine to the market. BioPharmaceuticals revenues are expected to grow by a mid single-digit percent growth rate in 2005, anchored by sales of TOBI(R) tobramycin inhalation solution. Total royalty and license fee revenues are expected to be approximately 10 percent lower than in 2004 due to the one-time effect of various settlements in 2004.
    Gross margins for 2005 are expected to be in the low to mid 50-percent range, while operating expenses are expected to experience mid to high single-digit growth over 2004. The tax rate for 2005 is expected to be at or slightly higher than the tax rate for 2004.



Selected Financial Highlights
----------------------------------------------------------------------
                                  First-Quarter  First-Quarter
($ millions)                               2005           2004  Change
----------------------------------------------------------------------
Net product sales                       $  277         $  281     - 1%
Total revenues                             407            380       7%
Cost of sales                              163            127
Gross profit margin                         41%            55%
Research and development                   110             98      12%
Sales, general and administrative          132            105      26%
----------------------------------------------------------------------


    Net product sales for the first quarter of 2005 declined 1 percent compared to the first quarter of 2004 primarily due to a decline in sales of pediatric and other vaccines, offset by an increase in sales of travel vaccines.
    Revenues increased primarily due to increased royalties and license fees and higher revenues from the joint business arrangement with Ortho-Clinical Diagnostics. For the first quarter of 2005, foreign exchange rates resulted in a 1 percent increase in total revenues.
    The decline in gross profit margin was primarily due to $16 million in remediation-related costs for Chiron's Liverpool facility and $13 million in incremental costs associated with the idle capacity as a result of the suspension of the Liverpool manufacturing license. Contributing to the decrease was planned idle facility time for BioPharmaceuticals manufacturing.
    The increase in research and development expenses was due primarily to development efforts in the oncology franchise; development of new processes and procedures in existing manufacturing facilities for BETAFERON(R) interferon beta-1b; and development efforts for CUBICIN(R) (daptomycin for injection), tifacogin and Blood Testing programs. This increase was partially offset by research and development programs that have been discontinued or disposed of prior to the first quarter of 2005.
    The increase in sales, general and administrative expenses was due partially to $10 million in legal costs associated with the FLUVIRIN(R) influenza virus vaccine-related developments and the effect of foreign exchange rates. In addition, marketing and pre-launch programs for the CUBICIN product and PULMINIQ(TM) (cyclosporine, USP) inhalation solution, investment in geographic penetration, and corporate governance costs contributed to the increase.

    Blood Testing

    Total Blood Testing revenues were $134 million for the first quarter of 2005, an increase of 14 percent compared to the first quarter of 2004.



Selected Blood Testing Revenues
----------------------------------------------------------------------
                                  First-Quarter  First-Quarter
($ millions)                               2005           2004  Change
----------------------------------------------------------------------
Ortho-Clinical Diagnostics              $     6        $     6      4%
PROCLEIX(R) NAT products                     64             62      4%
                                    ----------------------------------
  Blood Testing net product sales            71             68      4%
Revenue from joint business
 arrangement                                 36             30     19%
Royalty & license fee revenues               25             16     53%
Total Blood Testing revenues (a)        $   134        $   117     14%
----------------------------------------------------------------------

(a) Total Blood Testing revenues consist of product sales from Chiron's joint business contractual arrangement with Ortho-Clinical Diagnostics and from Chiron's PROCLEIX(R) NAT product line, revenues from Chiron's joint business arrangement with Ortho-Clinical Diagnostics, collaborative agreement revenues, royalty and license fee revenues, and other revenues. Totals may not sum due to rounding and because only selected financial information is presented.


    -- PROCLEIX(R) NAT products: The increase in sales for the first quarter of 2005 compared to the first quarter of 2004 was primarily due to the introduction of the PROCLEIX(R) ULTRIO(TM) Assay outside of the United States and continued penetration into several markets abroad, partially offset by lower U.S. blood donations.

    --  Joint business arrangement with Ortho-Clinical Diagnostics:
        The increase in revenues was primarily due to higher profitability realized by the joint business.

    -- Royalty and license fee revenues related to NAT blood screening: The increase was partially due to the Blood Testing share of the September 2004 settlement with F. Hoffmann-La Roche (Roche) related to a U.S. patent directed to NAT methods for HIV. The remainder of the increase was due to revenue from various license agreements that were entered into subsequent to the first quarter of 2004.

    The gross profit margin for Blood Testing products was 44 percent for the first quarter of 2005, compared to 43 percent for the first quarter of 2004.

    Vaccines

    Vaccines net product sales were $87 million for the first quarter of 2005, an increase of 1 percent compared to the first quarter of 2004.



Selected Vaccines Revenues
----------------------------------------------------------------------
                                  First-Quarter First-Quarter
($ millions)                               2005          2004   Change
----------------------------------------------------------------------
Influenza vaccines                      $     4        $     8   - 54%
Meningococcus vaccines                        9              5    101%
Travel vaccines                              44             23     90%
Pediatric and other vaccines                 30             51   - 40%
                                  ------------------------------------
  Vaccines net product sales                 87             86      1%
Total Vaccines revenues (b)             $    94        $    97    - 3%
----------------------------------------------------------------------

(b) Total Vaccines revenues consist of net product sales, collaborative agreement revenues, royalty and license fee revenues, and other revenues. Totals may not sum due to rounding and because only selected financial information is presented.


    -- Influenza vaccines: The decrease in influenza vaccines for the first quarter of 2005 compared to the first quarter of 2004 was primarily due to no sales of FLUVIRIN(R) influenza virus vaccine in 2005 compared to $2 million of sales of FLUVIRIN vaccine to the U.S. Centers for Disease Control and Prevention
        (CDC) in the first quarter of 2004.

    -- Meningococcus vaccines: The increase in meningococcus vaccines was primarily due to sales of MENZB(TM) meningococcal B vaccine to the Ministry of Health in New Zealand.

    -- Travel vaccines: The increase in travel vaccines was primarily driven by increased demand for rabies vaccines in the United States, primarily due to a product recall from a competitor, and increased demand for rabies vaccines in Asia. In addition, ENCEPUR(R) tick-borne encephalitis vaccine had additional sales in the first quarter of 2005.

    -- Pediatric and other vaccines: The decrease in pediatric and other vaccines was primarily driven by a decline in sales of polio vaccines due to lack of product availability as a result of manufacturing upgrades that have delayed manufacturing and the divestiture in the second quarter of 2004 of certain vaccines operations in Sweden associated with the PowderJect acquisition.

    The gross margin for Vaccines products was negative 3 percent for the first quarter of 2005, compared to 33 percent for the first quarter of 2004. The decrease was primarily due to FLUVIRIN vaccine remediation costs of $16 million and Liverpool incremental idle facility costs of $13 million, which were charged to cost of sales because the facility was not in production in the first quarter of 2005.

    BioPharmaceuticals

    BioPharmaceuticals net product sales were $119 million for the first quarter of 2005, a decrease of 6 percent compared to the first quarter of 2004.



Selected BioPharmaceuticals Revenues
----------------------------------------------------------------------
                                  First-Quarter  First-Quarter
($ millions)                               2005           2004  Change
----------------------------------------------------------------------
TOBI(R) tobramycin inhalation
 solution                               $    53        $    53      1%
PROLEUKIN(R) (aldesleukin)
 interleukin-2                               30             32    - 7%
BETASERON(R) interferon
 beta-1b                                     27             30   - 12%
BioPharmaceuticals net product
 sales (c)                                  119            127    - 6%
BETAFERON(R) interferon
 beta-1b royalties                           15             14     12%
Total BioPharmaceuticals
 revenues (d)                           $   145        $   147    - 2%
----------------------------------------------------------------------

(c) Net product sales include sales from TOBI, PROLEUKIN, BETASERON and other products.

(d) Total BioPharmaceuticals revenues consist of net product sales, collaborative agreement revenues, royalty and license fee revenues, and other revenues. Totals may not sum because only selected financial information is presented.


    -- TOBI: TOBI product sales for the first quarter of 2005 were consistent with the first quarter of 2004 due to increased patient demand in the United States and price increases, offset by wholesale ordering patterns.

    -- PROLEUKIN: The decrease in PROLEUKIN product sales was due to decreased patient demand as a result of increased competition and wholesaler ordering patterns, partially offset by price increases.

    -- BETASERON: The decrease in BETASERON product sales to Berlex Inc. (and its parent company Schering AG) for marketing and resale was primarily due to the timing of shipments to Berlex and inventory ordering patterns. The decrease was partially offset by price increases and the benefit of foreign exchange rates.

    The gross profit margin for BioPharmaceuticals products was 72 percent for the first quarter of 2005, compared to 76 percent for the first quarter of 2004. The decrease in gross profit margin was a result of a planned increase in idle time for manufacturing facilities.

    Royalty and License Fee Revenues

    Total royalty and license fee revenues include royalties and license fees attributed to Blood Testing, Vaccines and BioPharmaceuticals. These revenues also include other royalty and license fees, which consist primarily of royalties from Roche, Roche Molecular Systems and Bayer HealthCare AG for clinical diagnostic products.



Selected Royalty and License Fee Revenues
----------------------------------------------------------------------
                                  First-Quarter  First-Quarter
($ millions)                               2005           2004  Change
---------------------------------------------------------------------
Blood Testing                           $   25         $    16     53%
Vaccines                                     1               3   - 47%
BioPharmaceuticals                          19              17      8%
Other                                       35              18     89%
Total royalty and license
 fee revenues  (e)                      $   80         $    55     46%
---------------------------------------------------------------------

(e) Totals may not sum due to rounding.


    -- Total royalty and license fee revenues: The increase in total royalty and license fee revenues for the first quarter of 2005 compared to the first quarter of 2004 was primarily due to revenues from the settlement with Roche relating to Chiron's HIV patent in the United States for use in clinical diagnostics and blood screening. In the first quarter of 2005, $16 million of the settlement amount received from Roche became non-refundable and therefore was recognized as revenue. The blood-screening portion of the non-refundable amount is $5 million and is classified as Blood Testing royalties and license fees, and the remaining $11 million relates to clinical diagnostics and is classified as other royalties and license fees.

    Pipeline and Products Update

    In the first quarter of 2005 Chiron achieved two of its corporate milestones for the year. Chiron initiated a Phase I clinical trial for CHIR-12.12 and filed, with its collaborator Gen-Probe Incorporated, a Biologics License Application (BLA) for the PROCLEIX(R) West Nile Virus (WNV) Assay. These accomplishments and other events are described below.

    Blood Testing

    -- Chiron announced agreements that will introduce NAT in blood centers throughout South Africa in 2005, to screen approximately 1 million donation units annually. The South African National Blood Service plans to initiate testing of whole blood donations using the fully automated PROCLEIX(R) TIGRIS(R) System with the PROCLEIX(R) ULTRIO(TM) Assay beginning in September 2005. In addition, the Western Province Blood Transfusion Service in South Africa plans to initiate NAT in September with the PROCLEIX ULTRIO Assay.

    -- Chiron and Gen-Probe Incorporated submitted a BLA for the PROCLEIX(R) WNV Assay for blood screening to the FDA. Since July 2003, U.S. blood centers have used the PROCLEIX WNV Assay to screen more than 19 million units of donated blood under an Investigational New Drug (IND) application. This testing has intercepted approximately 1,200 WNV-infected units, thereby preventing transfusion of contaminated blood into as many as 3,600 people.

    Vaccines

    -- The MHRA lifted the influenza vaccine manufacturing license suspension for Chiron's Liverpool facility, which produces FLUVIRIN(R) influenza virus vaccine. The decision is conditioned on Chiron's continued commitment to improvements. Chiron is providing the MHRA with regular weekly updates, and the MHRA may conduct further inspections. Chiron expects that the FDA will conduct an inspection sometime between mid-June and mid-July 2005 to determine whether deficiencies noted in its warning letter of December 2004 have been resolved. If Chiron fails to adequately address the matters discussed in the warning letter, the FDA may take further action that could reduce Chiron's ability to market FLUVIRIN vaccine.

    BioPharmaceuticals

    -- Chiron and XOMA initiated Phase I clinical testing of CHIR-12.12, a fully human, antagonist antibody that targets the CD40 antigen. Treatment has begun in the first Phase I trial, for patients with advanced chronic lymphocytic leukemia. CHIR-12.12 is the first drug candidate to enter clinical testing under the collaborative agreement between Chiron and XOMA for the development and commercialization of antibody products for the treatment of cancer.

    -- Chiron and SourceCF Clinical Research and Development L.L.C. reached a settlement in the lawsuit Chiron initiated in October 2004. The case was resolved to the mutual satisfaction of the parties in order to avoid the time, expense and risk of continuing litigation.

    -- Chiron reached a settlement agreement with the Respiratory Disease Network (RDN), a group of three compounding pharmacies established by SourceCF in September 2004. Chiron named the RDN as a defendant in litigation concerning the marketing of a compounded formulation of the antibiotic tobramycin for use in a drug delivery device. The drug-device combination marketed by RDN and other parties named in the lawsuit has not been clinically tested for safety or efficacy and is not approved by the FDA.

    First-Quarter 2005 Earnings Conference Call

    Chiron will hold a conference call and webcast on Wednesday, April 27, 2005, at 4:45 p.m. EDT to review its first-quarter 2005 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.
    To access either the live call or the one-year webcast archive, please log on to www.chiron.com/webcast. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call
(800) 819-7026 from the United States or Canada or (706) 643-7768 from other locations. Replay by phone is available approximately two hours after the completion of the call through 11:55 p.m. EDT, Wednesday, May 4, 2005. To access the replay, please call (800) 642-1687 from the United States or Canada or (706) 645-9291 from other locations. The conference ID number is 5088333.

    About Chiron

    Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology. The company works to deliver on the limitless promise of science and make a positive difference in people's lives. For more information about Chiron, please visit www.chiron.com.

    Download financial information in PDF format (422K):
http://www.chiron.com/investors/4069/chiron_financial.pdf

    View financial information online:
http://www.chiron.com/investors/finreports/index.html

    This news release contains forward-looking statements, including statements regarding earnings and sales growth, supply of FLUVIRIN(R) influenza virus vaccine that Chiron expects to deliver to the U.S. market in future influenza seasons, improvements to manufacturing facilities, product development initiatives, new product indications, new product marketing, and clinical trials that involve risks and uncertainties and are subject to change. A discussion of the company's operations and financial condition, including factors that may affect its business and future prospects that could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements, is contained in documents the company has filed with the SEC, including the Form 10-K for the year ended December 31, 2004, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including, among others, additional adverse developments resulting from the suspension of Chiron's UK license to manufacture FLUVIRIN vaccine from October 5, 2004, through March 2, 2005, the announcement of such suspension and the litigation and investigations relating to those matters, the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, litigation, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that additional issues with respect to FLUVIRIN vaccine or Chiron's manufacturing generally will not arise in the future or that Chiron will successfully address matters raised in a warning letter from the FDA with respect to its FLUVIRIN vaccine manufacturing facilities, resume sale of FLUVIRIN vaccine for the 2005-2006 influenza season, increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. In addition, the company may face additional competition in the influenza market in the future and challenges in distribution arrangements as a result of the recent FLUVIRIN vaccine developments. In addition, the company may engage in business opportunities, the successful completion of which is subject to certain risks, including approval by Novartis AG, shareholder and regulatory approvals, and the integration of operations.

    Chiron does not undertake an obligation to update the forward-looking information the company is giving today.

    NOTE: ENCEPUR, FLUVIRIN, MENZB, PROCLEIX, PROLEUKIN, PULMINIQ, TOBI and ULTRIO are trademarks of Chiron Corporation. BETASERON and BETAFERON are trademarks of Schering AG. TIGRIS is a trademark of Gen-Probe Incorporated. CUBICIN is a trademark of Cubist
Pharmaceuticals.


                          CHIRON CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (In thousands, except per share data)

                                           Three Months Ended
                                             March 31, 2005
                                   -----------------------------------
                                   Pro Forma    Pro Forma
                                   Adjusted(1)  Adjustments   Actual
                                   ---------    ------------ --------

Revenues:
  Product sales, net               $277,163     $      -     $277,163
  Revenues from joint business
   arrangement                       36,058            -       36,058
  Collaborative agreement revenues    4,527            -        4,527
  Royalty and license fee revenues   80,061            -       80,061
  Other revenues                      9,547            -        9,547
                                    --------     --------    --------

      Total revenues                407,356            -      407,356
                                    --------     --------    --------
Operating expenses:
  Cost of sales                     162,960            -      162,960
  Research and development          109,839            -      109,839
  Selling, general and
   administrative                   131,908            -      131,908
  Amortization expense                    -      (21,263)      21,263
  Other operating expenses            7,146            -        7,146
                                    --------     --------    --------

      Total operating expenses      411,853      (21,263)     433,116
                                    --------     --------    --------

(Loss) income from operations        (4,497)      21,263      (25,760)

Interest expense                     (7,079)           -       (7,079)
Interest and other income, net       21,447            -       21,447
Minority interest                      (530)           -         (530)
                                    --------     --------    --------

Income (loss) from continuing
 operations before income taxes       9,341       21,263      (11,922)
Provision for (benefit of)
 income taxes                         2,335        5,315       (2,980)
                                    --------     --------    --------
Income (loss) from continuing
 operations                           7,006       15,948       (8,942)
                                    ========     ========    ========

Gain from discontinued operations         -            -           -
                                    --------     --------    --------

Net income (loss)                  $  7,006     $ 15,948     $ (8,942)
                                    ========     ========    ========

Basic earnings (loss) per share:
   Income (loss) from continuing
    operations                     $   0.04                  $  (0.05)
                                    ========                 ========
   Net income (loss)               $   0.04                  $  (0.05)
                                    ========                 ========

Diluted earnings (loss) per share:
   Income (loss) from continuing
    operations                     $   0.04                  $  (0.05)
                                    ========                 ========
   Net income (loss)               $   0.04                  $  (0.05)
                                    ========                 ========

Shares used in calculating basic
 earnings (loss) per share          187,108                   187,108
                                    ========                 ========

Shares used in calculating diluted
 earnings (loss) per share          188,334                   187,108
                                    ========                 ========



                                             Three Months Ended
                                               March 31, 2004
                                      --------------------------------
                                     Pro Forma    Pro Forma
                                     Adjusted(2)  Adjustments  Actual
                                     -----------  ----------- --------

Revenues:
  Product sales, net                  $281,066     $      -  $281,066
  Revenues from joint business
   arrangement                          30,361            -    30,361
  Collaborative agreement revenues       6,515            -     6,515
  Royalty and license fee revenues      54,792            -    54,792
  Other revenues                         6,938            -     6,938
                                       --------     --------  --------

      Total revenues                   379,672            -   379,672
                                       --------     --------  --------
Operating expenses:
  Cost of sales                        126,701            -   126,701
  Research and development              98,410            -    98,410
  Selling, general and administrative  104,740            -   104,740
  Amortization expense                       -      (21,332)   21,332
  Other operating expenses               2,116            -     2,116
                                       --------     --------  --------

      Total operating expenses         331,967      (21,332)  353,299
                                       --------     --------  --------

(Loss) income from operations           47,705       21,332    26,373


Interest expense                        (5,925)           -    (5,925)
Interest and other income, net          16,074            -    16,074
Minority interest                         (620)           -      (620)
                                       --------     --------  --------
Income (loss) from continuing
 operations before income taxes         57,234       21,332    35,902
Provision for (benefit of) income
 taxes                                  14,309        5,334     8,975
                                       --------     --------  --------
Income (loss) from continuing
 operations                             42,925       15,998    26,927
                                       ========     ========  ========

Gain from discontinued operations       12,845            -    12,845
                                       --------     --------  --------

Net income (loss)                     $ 55,770     $ 15,998  $ 39,772
                                       ========     ========  ========

Basic earnings (loss) per share:
   Income (loss) from continuing
    operations                         $   0.23              $   0.14
                                        ========              ========
   Net income (loss)                   $   0.30              $   0.21
                                        ========              ========

Diluted earnings (loss) per share:
   Income (loss) from continuing
    operations                         $   0.22              $   0.14
                                        ========              ========
   Net income (loss)                   $   0.28              $   0.21
                                        ========              ========

Shares used in calculating basic
 earnings (loss) per share              187,809               187,809
                                        ========              ========

Shares used in calculating diluted
 earnings (loss) per share              207,816               191,999
                                        ========              ========


(1) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
    Pharmaceuticals.

(2) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
    Pharmaceuticals.


                          CHIRON CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)
                            (In thousands)


                                              March 31,   December 31,
                                                2005          2004
                                             ----------   ------------
                  Assets
                  ------
Current assets:
    Cash and short-term investments         $  629,438     $  603,621
    Accounts receivable, net                   378,790        402,094
    Inventories, net                           233,257        221,154
    Other current assets                       167,159        167,154
                                             ----------     ----------
        Total current assets                 1,408,644      1,394,023
Non-current investments in marketable
 debt securities                               402,841        409,421
Property, plant, equipment and leasehold
 improvements, net                             805,017        799,415
Other non-current assets                     1,632,071      1,702,644
                                             ----------     ----------
            Total assets                    $4,248,573     $4,305,503
                                             ==========     ==========

   Liabilities and stockholders' equity
   ------------------------------------
Current liabilities                         $  450,758     $  434,444
Long-term debt                                 938,112        936,652
Long-term portion of capital lease             156,890        156,952
Non-current unearned revenue                    41,074         26,175
Other non-current liabilities                  109,339        140,226
Minority interest                               10,000          9,350
Stockholders' equity                         2,542,400      2,601,704
                                             ----------     ----------
            Total liabilities and
             stockholders' equity           $4,248,573     $4,305,503
                                             ==========     ==========




                          CHIRON CORPORATION
   SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
                              (Unaudited)
                 (In thousands, except per share data)


                                         Three Months Ended
                                             March 31,
                                      2005                2004
                                ------------------  ------------------
                               Pro Forma            Pro Forma
                               Adjusted    Actual   Adjusted   Actual
                               ---------  --------  --------- --------

Computation for earnings (loss)
 per share - continuing operations
Income (loss) (Numerator):
  Income (loss) from
   continuing operations       $  7,006  $ (8,942) $ 42,925  $ 26,927
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                           -         -     1,570         -
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                              -         -     1,760         -
                                --------  --------  --------  --------
  Income (loss) from
   continuing operations, plus
   impact from assumed
   conversions                 $  7,006  $ (8,942) $ 46,255  $ 26,927
                                ========  ========= ========  ========

Shares (Denominator):
  Weighted-average common
   shares outstanding           187,108   187,108   187,809   187,809
Effect of dilutive securities:
    Stock options and
     equivalents                  1,226         -     4,190     4,190
    1.625% convertible
     debentures                       -         -     7,306         -
    Liquid Yield Option Notes         -         -     8,511         -
                                --------  --------  --------  --------
    Weighted-average common
     shares outstanding, plus
     impact from assumed
     conversions                188,334   187,108   207,816   191,999
                                ========  ========= ========  ========

Basic earnings (loss) per
 share from continuing
 operations                    $   0.04  $  (0.05) $   0.23  $   0.14
                                ========  ========  ========  ========
Diluted earnings (loss) per
 share from continuing
 operations                    $   0.04  $  (0.05) $   0.22  $   0.14
                                ========  ========  ========  ========

Computation for earnings
 (loss) per share - net
 income (loss)
Income (loss) (Numerator):
  Net income (loss)            $  7,006  $ (8,942) $ 55,770  $ 39,772
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                           -         -     1,570         -
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                              -         -     1,760         -
                                --------  --------  --------  --------
  Net income (loss), plus
   impact from assumed
   conversions                 $  7,006  $ (8,942) $ 59,100  $ 39,772
                                ========  ========= ========  ========

Shares (Denominator):
  Weighted-average common
   shares outstanding           187,108   187,108   187,809   187,809
Effect of dilutive securities:
    Stock options and
     equivalents                  1,226         -     4,190     4,190
    1.625% convertible
     debentures                       -         -     7,306         -
    Liquid Yield Option Notes         -         -     8,511         -
                                --------  --------  --------  --------
    Weighted-average common
     shares outstanding, plus
     impact from assumed
     conversions                188,334   187,108   207,816   191,999
                                ========  ========= ========  ========


Basic earnings (loss) per
 share                         $   0.04  $  (0.05) $   0.30  $   0.21
                                ========  ========  ========  ========
Diluted earnings (loss) per
 share                         $   0.04  $  (0.05) $   0.28  $   0.21
                                ========  ========  ========  ========



                          CHIRON CORPORATION
               Supplemental Revenue Summary (Pro Forma)
                         USD $ (in thousands)


                                 Current    Prior    Change
                                 Quarter   Quarter    from    Change
                                 Q1 2005   Q4 2004  Prior QTR    %
------------------------------- --------- --------- --------- -------
Product Sales
 Blood Testing
    Ortho                       $  6,462  $  7,904  $ (1,442) (18.2)%
    NAT                           64,431    63,705       726     1.1%
                                 --------  --------  -------- -------
 Total Blood Testing              70,893    71,609      (716)  (1.0)%

Vaccines
   Flu Vaccines                    3,571    44,015   (40,444) (91.9)%
   Meningococcus Vaccines          9,153     9,309      (156)  (1.7)%
   Travel Vaccines (TBE,
    Rabies, Arilvax and
    Dukoral)                      43,759    21,159    22,600   106.8%
   Pediatric/Other Vaccines       30,493    57,656   (27,163) (47.1)%
                                 --------  --------  -------- -------
 Total Vaccines                   86,976   132,139   (45,163) (34.2)%

Biopharmaceuticals
  Proleukin                       29,535    30,713    (1,178)  (3.8)%
  TOBI                            52,935    53,276      (341)  (0.6)%
  Betaseron(3)                    26,634    33,639    (7,005) (20.8)%
  Other                           10,190     9,091     1,099    12.1%
                                 --------  --------  -------- -------
Total Biopharmaceuticals         119,294   126,719    (7,425)  (5.9)%

 TOTAL PRODUCT SALES, NET       $277,163  $330,467  $(53,304) (16.1)%
                                 ========  ========  ======== =======

Revenues From Joint Business
 Arrangement                    $ 36,058  $ 25,336  $ 10,722    42.3%
Collaborative Agreement
 Revenues                          4,527     3,577       950    26.6%
Royalty and License Fee
 Revenues                         80,061    68,177    11,884    17.4%
Other Revenues                     9,547     6,838     2,709    39.6%
                                 --------  --------  -------- -------
  TOTAL REVENUES                $407,356  $434,395  $(27,039)  (6.2)%
                                 --------  --------  -------- -------

Gross Margins
Blood Testing                         44%       40%        4%
Vaccines                             (3)%       29%     (32)%
Biopharmaceuticals                    72%       70%        2%
                                 --------  --------  -------- -------
  TOTAL GROSS MARGINS                 41%       47%      (6)%
                                 --------  --------  -------- -------

------------------------------- --------- --------- --------- -------
  (3) Excludes Betaferon
      Royalty                   $ 15,477  $ 12,798  $  2,679    20.9%
-------------------------------  --------  --------  -------- -------


                                        Year Ago    Change
                                        Quarter      from       Change
                                        Q1 2004    Prior Year     %
-------------------------------------------------- ----------  -------
Product Sales
 Blood Testing
    Ortho                                $  6,234   $    228      3.7%
    NAT                                    61,886      2,545      4.1%
                                          --------   --------  -------
 Total Blood Testing                       68,120      2,773      4.1%

Vaccines
   Flu Vaccines                             7,705     (4,134)  (53.7)%
   Meningococcus Vaccines                   4,549      4,604    101.2%
   Travel Vaccines (TBE, Rabies,
    Arilvax and Dukoral)                   23,010     20,749     90.2%
   Pediatric/Other Vaccines                51,182    (20,689)  (40.4)%
                                          --------   --------  -------
 Total Vaccines                            86,446        530      0.6%

Biopharmaceuticals
  Proleukin                                31,868     (2,333)   (7.3)%
  TOBI                                     52,524        411      0.8%
  Betaseron(3)                             30,136     (3,502)  (11.6)%
  Other                                    11,972     (1,782)  (14.9)%
                                          --------   --------  -------
Total Biopharmaceuticals                  126,500     (7,206)   (5.7)%

 TOTAL PRODUCT SALES, NET                $281,066   $ (3,903)   (1.4)%
                                          ========   ========  =======

Revenues From Joint Business
 Arrangement                             $ 30,361   $  5,697     18.8%
Collaborative Agreement Revenues            6,515     (1,988)  (30.5)%
Royalty and License Fee Revenues           54,792     25,269     46.1%
Other Revenues                              6,938      2,609     37.6%
                                          --------   --------  -------
  TOTAL REVENUES                         $379,672   $ 27,684      7.3%
                                          --------   --------  -------

Gross Margins
Blood Testing                                  43%         1%
Vaccines                                       33%      (36)%
Biopharmaceuticals                             76%       (4)%
                                          --------   --------  -------
  TOTAL GROSS MARGINS                          55%      (14)%
                                          --------   --------  -------

---------------------------------------------------  --------  -------
  (3) Excludes Betaferon Royalty         $ 13,807   $  1,670     12.1%
----------------------------------------- --------   --------  -------

    CONTACT: Chiron Corporate Communications & Investor Relations
             Media, 510-923-6500
             Investors, 510-923-2300